VENTURE LENDING & LEASING V, INC.
Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing V, Inc. (“VLLI V” or “Fund V”), hereby certify: that the following resolutions were duly adopted by the Board of Directors by resolution dated May 7, 2014, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund V who are not “interested persons” of the Fund.

RESOLVED, that the fidelity bond for Fund V with ICI Mutual Insurance Company, in the aggregate amount of $450,000 and in the form and with the coverage presented to the Board (the “Fund V Bond”), is hereby approved; and

RESOLVED FURTHER, that Martin Eng be, and hereby is, authorized and directed, for and on behalf of Fund V, to file and give notice of the Fund V Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2015

IN WITNESS WHEREOF, I have hereunto signed my name this 4th day of August, 2014.

/S/ Martin D. Eng
Martin D. Eng